EXHIBIT 4.1

EXECUTION COPY

SECOND AMENDMENT TO RIGHTS AGREEMENT

This Second Amendment (the “Second Amendment”), dated as of April 11, 2008, by and between The Trizetto Group, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., as successor rights agent (the “Rights Agent”), amends that certain Rights Agreement, dated as of October 2, 2000, by and between the Company and U.S. Stock Transfer Corporation, as amended on December 21, 2004 (the “Rights Agreement”).

WHEREAS, the Company is a party to the Agreement and Plan of Merger, dated as of April 11, 2008, by and among TZ Holdings, L.P., a Delaware limited partnership, TZ Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of TZ Holdings, L.P. and the Company (the “Merger Agreement”);

WHEREAS, for the avoidance of doubt, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement to exempt the Merger Agreement and the transactions contemplated thereby from the application of the Rights Agreement as provided for herein;

WHEREAS, U.S. Stock Transfer Corporation served as the rights agent under the Rights Agreement until it was succeeded as rights agent by Computershare Trust Company, N.A., which undertook the duties and obligations of rights agent under the terms and conditions of the Rights Agreement; and

WHEREAS, pursuant to its authority under Section 27 of the Rights Agreement, the Board of Directors of the Company has authorized and approved this Second Amendment as of the date hereof.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1.	The Rights Agreement (including the exhibits thereto) is hereby amended as follows:

a.	The term “U.S. Stock Transfer Corporation” and all abbreviations thereof and similar references thereto shall be replaced by “Computershare Trust Company, N.A.” Each and every reference to “Rights Agent” shall refer to Computershare Trust Company, N.A.

b.	The definition of “Acquiring Person” set forth in Section 1(a) of the Rights Agreement shall be amended by adding the following sentence at the end of the definition:

“Notwithstanding anything contained in this Agreement, including, but not limited to, anything contained in this paragraph (a), the execution, delivery and performance of, actions taken as expressly permitted by, and actions taken in compliance with, (i) the Agreement and Plan of Merger (as it may be amended, modified or supplemented from time to time, the “Merger Agreement”), dated as of April 11, 2008, between TZ Holdings, L.P., a

Delaware limited partnership (“Parent”), TZ Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, and (ii) the consummation of the merger of Merger Sub with and into the Company, as provided for in the Merger Agreement (the “Merger”) and any of the other transactions contemplated by the Merger Agreement shall not result in either Parent or Merger Sub being deemed an Acquiring Person.”

c.	The definition of “Business Day” set forth in Section 1(e) of the Rights Agreement shall be amended to delete the term “California” and replace it with “Massachusetts”.

d.	The definition of “Close of Business” set forth in Section 1(f) of the Rights Agreement shall be amended to delete both references to the term “Pacific” and replace them each with “Eastern”.

e.	The definition of “Shares Acquisition Date” set forth in Section 1(x) of the Rights Agreement shall be amended and restated in its entirety as follows:

“(x) ‘Shares Acquisition Date’ shall mean the first date of public announcement by the Company or an Acquiring Person that an Acquiring Person has become such; provided, however, that the execution, delivery and performance of, actions taken as expressly permitted by, and actions taken in compliance with, the Merger Agreement and the consummation of the Merger and any of the other transactions contemplated by the Merger Agreement shall not result in the occurrence of a Shares Acquisition Date.”

f.	Section 2 of the Rights Agreement shall be amended to add the following language to the end of the paragraph, as follows: “,upon ten (10) days’ prior written notice to the Rights Agent. The Rights Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such co-Rights Agent.”

g.	Section 3(a) of the Rights Agreement shall be amended and restated in its entirety as follows:

“(a) Until the earlier of (i) the tenth day after the Shares Acquisition Date or (ii) the tenth Business Day (or such later date as may be determined by action of the Board of Directors of the Company prior to such time as any Person becomes an Acquiring Person) after the date of the commencement by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or any entity holding Common Shares of the Company for or pursuant to the terms of any such plan) of a tender or exchange offer the consummation of which would result in any Person becoming the Beneficial Owner of Common Shares of the Company aggregating 15% or more of the then outstanding Common Shares of the Company (including any such date which is after the date of this Agreement and prior to the issuance of the Rights; the earlier of such dates being herein referred to as the “Distribution Date;” provided, however, that a Distribution Date shall not occur, and the Rights issued under this Agreement shall not become exercisable, as a result of or in connection with the execution, delivery or performance of, or compliance with, the Merger Agreement or the announcement or consummation of the Merger or any other transactions contemplated by the Merger Agreement), (x) the Rights will be evidenced (subject to the provisions of Section 3(b) hereof) by the certificates for Common Shares of the Company registered in the names of the holders thereof (which certificates shall also be deemed to be Right Certificates) and not by separate Right Certificates, and (y) the right to receive Right Certificates will be transferable only in connection with the transfer of Common Shares of the Company. As soon as practicable after the Distribution Date, the Company will prepare and execute, the Rights Agent will countersign, and the Company will send or cause to be sent (and the Rights Agent will, if requested, send) by first-class, insured, postage-prepaid mail, to each record holder of Common Shares of the Company as of the Close of Business on the Distribution Date, at the address of such holder shown on the records of the Company, a Right Certificate, in substantially the form of Exhibit B hereto (a “Right Certificate”), evidencing one Right for each Common Share so held. As of the Distribution Date, the Rights will be evidenced solely by such Right Certificates.”

h.	Section 7(a) of the Rights Agreement shall be amended and restated in its entirety as follows:

“(a) The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein), in whole or in part, at any time after the Distribution Date, upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the principal office of the Rights Agent, together with payment of the Purchase Price for each one one-hundredth of a Preferred Share as to which the Rights are exercised, at or prior to the earliest of (i) the time which occurs immediately prior to the Effective Time (as such term is defined in the Merger Agreement) of the Merger (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), or (iii) the time at which such Rights are exchanged as provided in Section 24 hereof.”

i.	Section 18(a) of the Rights Agreement shall be amended to delete the term “negligence” and replace it with “gross negligence”.

j.	Section 20(c) of the Rights Agreement shall be amended to delete the term “negligence” and replace it with “gross negligence”.

k.	Section 21 of the Rights Agreement shall be amended to insert the following new sentence after the existing first sentence thereof:

“In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to have resigned automatically and be discharged from its duties under this Agreement as of the effective date of such termination, and the Company shall be responsible for sending any required notice.”

l.	Section 21 of the Rights Agreement shall be further amended to insert the following language after the term “$50 million”: “, including capital and surplus of its Affiliates.”

m.	A new Section 34 shall be added as follows:

“Section 34. Merger Agreement with TZ Holdings, L.P. and TZ Merger Sub, Inc. Notwithstanding anything in the Agreement to the contrary, the Agreement, including, without limitation, Section 13 hereof, shall not apply in any manner to (i) the Merger Agreement, (ii) the Merger or any other transactions contemplated by the Merger Agreement, (iii) any actions expressly permitted under the Merger Agreement, or (iv) any compliance with the terms of the Merger Agreement, such that, without limiting, and in furtherance of, the foregoing, (a) the execution, delivery and performance of, actions taken as expressly permitted by, and actions taken in compliance with, the Merger Agreement and the consummation of the Merger and any of the other transactions contemplated by the Merger Agreement shall not result in either Parent or Merger Sub being deemed an Acquiring Person or the occurrence of a Shares Acquisition Date, (b) a Distribution Date shall not occur, and the Rights issued under this Agreement shall not become exercisable, as a result of or in connection with the execution, delivery or performance of, or compliance with, the Merger Agreement or the announcement or consummation of the Merger or any other transactions contemplated by the Merger Agreement, and (c) the Final Expiration Date shall occur immediately prior to the Effective Time (as such term is defined in the Merger Agreement) of the Merger; provided, however, that (i) the foregoing exemptions relating to the Merger Agreement, the consummation of the Merger and any other transactions contemplated by the Merger Agreement shall be automatically and immediately revoked in the event of any termination of the Merger Agreement, with the result that the Agreement shall remain in full force and effect after any termination of the Merger Agreement and shall be applicable to Parent, Merger Sub and any of their affiliates with the same effect as though the Second Amendment to this Agreement dated as of April 11, 2008 (the “Second Amendment”) had not occurred and (ii) the Company shall provide Rights Agent with notice that the Merger has not occurred; provided, further, that the Second Amendment shall not exempt from the terms of this Agreement any action taken by Parent, Merger Sub or any other party not expressly provided for in the Merger Agreement.”

n.	A new Section 35 shall be added as follows:

“Section 35. Force Majeure. Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.”

2.	All terms defined in the Rights Agreement that are used herein shall have the meanings defined in the Rights Agreement, unless specifically defined otherwise herein.

3.	This Second Amendment shall be deemed a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws such state applicable to contracts made and performed entirely within such state.

4.	The foregoing amendments shall be effective as of the date hereof and except as expressly herein amended, the terms and conditions of the Rights Agreement shall remain in full force and effect.

5.	The invalidity or unenforceability of any provision of this Second Amendment shall not affect the validity or enforceability of any other provision of this Second Amendment or the Rights Agreement, each of which shall remain in full force and effect, and in lieu of such invalid or unenforceable provision there shall be automatically added as part of this Amendment a valid and enforceable provision as similar in terms to the invalid or unenforceable provision as possible, provided that this Amendment, as so amended, (a) reflects the intent of the parties hereto, and (b) does not change the bargained for consideration or benefits to be received by each party hereto.

6.	This Second Amendment may be executed in counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and both such counterparts shall together constitute but one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed and delivered as of the date first above written.

THE TRIZETTO GROUP, INC.

By:	/s/ James J. Sullivan
Name:	James J. Sullivan
Title:	SVP

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Kellie Gwinn
Name:	Kellie Gwinn
Title:	Vice President